UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AmNet Mortgage, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Date:                       November 8, 2005

To:                          All American Mortgage Network Employees

From:                      John Robbins, Chairman and CEO

Subject: AmNet/Wachovia Merger

I wanted to let you know that we have filed our definitive proxy statement regarding the proposed merger of AmNet with Wachovia. Our definitive proxy statement contains important details about the merger, including:

•                  the background to the merger;

•                  the terms of the merger agreement with Wachovia;

•                  the board’s reasons for concluding the transaction is in the best interests of all our stockholders; and

•                  the board’s recommendation that stockholders approve it.

Stockholders whose shares are registered in their name will also be receiving a proxy card enabling them to cast their vote.  Stockholders whose shares are held by a broker or nominee will be contacted by the registered owner so they can give voting instructions.

A stockholder meeting is scheduled for December 8 at Woodfin Suites in San Diego.   We are moving forward with completion of the merger as soon as possible after the stockholder meeting if our stockholders approve the transaction.  As noted in the proxy statement, all votes are very important.  Since the merger requires the affirmative vote of a majority of the outstanding shares, stockholders failing to return the proxy card will have the effect of a vote counted against approval of the merger.

If you receive any calls or questions regarding the proxy statement or the merger of AmNet with Wachovia, those calls should be immediately directed to Clay Strittmatter (858 909 1340) or Judy Berry (858 909 1230).

You have all done a fantastic job keeping focused on our goals during this period of merger planning. Thank you so much.